EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-1

(Form Type)

Odysight.ai Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457	(c)	6,851,574 (2)	$3.4072	$23,344,682	0.00011020	$2,573.00
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457	(g)	3,294,117 shares (3)	$5.50	$18,117,644	0.00011020	$1,997.00
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457	(g)	901,236 shares (4)	$10.35	$9,327,793	0.00011020	$1,028.00
Total Offering Amount							$50,790,119		$5,598.00
Total Fees Previously Paid									$0.00
Total Fees Offsets									$0.00
Net Fee Due									$5,598.00

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of Common Stock (as defined below) being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares of Common Stock being registered hereunder as a result of stock splits, stock dividends or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. Based on the average of the high and low reported trading prices of Common Stock as reported on the OTCQB Marketplace operated by OTC Markets Group Inc. on July 11, 2023.

(3)

Consists of 3,294,117 shares of Common Stock issuable upon exercise of Warrants at the price of $5.50 per share registered for sale by certain of the selling stockholders named in this registration statement.

(4)	Consists of 901,236 shares of Common Stock issuable upon exercise of Warrants at the price of $10.35 per share registered for sale by certain of the selling stockholders named in this registration statement.